Exhibit 99.1

                                                  Contact: William I. Wunderlich
                                                         Chief Financial Officer
                                                          (561) 988-9456 ext 201

FOR IMMEDIATE  RELEASE

AutoInfo, Inc. Announces Hiring of Mike Williams as Chief Operating Officer and
                      General Counsel of Sunteck Transport

Boca Raton, FL - January 2, 2007 - AutoInfo, Inc. (OTC BB:AUTO), a non-asset based third party logistics service provider, today announced that Mike Williams has joined the company as chief operating officer and general counsel of Sunteck Transport Company, Inc., AutoInfo's operating subsidiary.

"We are very excited about Mr. Williams joining our management team as we continue to build for the future growth of both our brokerage and contract carrier divisions" stated Harry Wachtel, AutoInfo's president and chief operating officer. He added, "Mike brings significant business development, operations and legal industry experience to Sunteck, enhancing the depth of our management team".

Mr. Williams was formerly with a large full service logistics company where he played a key role in business development and growth strategies, including the development, operations and management of an expansive agent network. Mr. Williams also acted as the general counsel operating the legal and compliance department.

AutoInfo, Inc., operating through its Sunteck subsidiary, is a non-asset based transportation services company, providing transportation capacity and related transportation services to shippers throughout the United States, and to a lesser extent, Canada. Our non-asset based services include ground transportation coast to coast, local pick up and delivery. We have strategic alliances with less than truckload, contract carrier, common carriers and independent owner-operators to service our customers' needs quickly and effectively.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expected or implied. The Company's plans and objectives are based on assumptions as of the date hereof involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that forward-looking statements will prove to be accurate. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.